Filed Pursuant to Rule 424(b)(2)
Registration No. 333-277211

PRICING SUPPLEMENT dated September 6, 2024
(To Product Supplement No. 2 dated May 8, 2024, Equity Index Underlying Supplement dated February 21,
2024, Prospectus Supplement dated February 21, 2024 and Prospectus dated February 21, 2024)

HSBC USA Inc.

Market Linked Securities—Leveraged Upside Participation and Contingent Downside
Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

■	Linked to the MSCI Emerging Markets Index (the “Index”)
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Index from the starting level to the ending level. The maturity payment amount will reflect the following terms:
□ If the level of the Index increases, you will receive the face amount plus a positive return equal to 125% of the percentage increase in the level of the Index from the starting level.
□ If the level of the Index does not change or decreases but the decrease is not more than 30%, you will receive the principal amount
□ If the level of the Index decreases by more than 30%, you will have full downside exposure to the decrease in the level of the Index from the starting level, and you will lose more than 30%, and possibly all, of the face amount
■	Investors may lose a significant portion or all of the face amount
■	All payments on the securities are subject to the credit risk of HSBC USA Inc. and you will have no ability to pursue any securities included in the Index for payment; if HSBC USA Inc. defaults on its obligations, you could lose all or some of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, product supplement or underlying supplement. Any representation to the contrary is a criminal offense.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. You should refer to “Selected Risk Considerations” beginning on page PS-7 of this document and “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement, page PS-5 of the accompanying product supplement and page S-1 of the accompanying underlying supplement.

	Original Offering Price	Underwriting Discount (1)	Proceeds to HSBC
Per Security	$1,000.00	$36.20	$963.80
Total	$970,000.00	$35,114.00	$934,886.00

(1)	HSBC Securities (USA) Inc. will receive an underwriting discount of $36.20 per security, which it will pay to the agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), as a commission. The agent may resell the securities to other securities dealers at the original offering price less a concession of $30.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent may pay $1.20 per security of the commission to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. See “Terms of the Securities—Agent’s Commission and Other Fees” in this pricing supplement and “Use of Proceeds and Hedging” in the prospectus supplement for information regarding how we may hedge our obligations under the securities. The estimated initial value of the securities on the pricing date is $954.20 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” on page PS-3 and “Selected Risk Considerations” beginning on page PS-7 of this document for additional information.

HSBC Securities (USA) Inc.	Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Terms of the Securities

Issuer:	HSBC USA Inc.
Market Measure:	The MSCI Emerging Markets Index (Bloomberg ticker symbol “MXEF”) (the “Index”)
Original Offering Price:	$1,000 per security
Face Amount:	The principal amount of $1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Pricing Date:	September 6, 2024
Issue Date:	September 11, 2024
Calculation Day:	September 6, 2029, subject to postponement.
Stated Maturity Date:	September 11, 2029, subject to postponement. The securities are not subject to redemption at the option of HSBC or repayment at the option of any holder of the securities prior to maturity.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

●  if the ending level is greater than the starting level, $1,000 plus:

$1,000 × index return × upside participation rate

●  if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

●  if the ending level is less than the threshold level:

$1,000 + ($1,000 × index return)

If the ending level is less than the threshold level, you will have full downside exposure to the decrease in the level of the Index from the starting level and will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

Upside Participation Rate:	125%
Threshold Level:	752.423, which is equal to 70.00% of the starting level.
Index Return:	The "index return" is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Starting Level:	1,074.89, the closing level of the Index on the pricing date.
Ending Level:	The “ending level” will be the closing level of the Index on the final calculation day.
Market Disruption Events and Postponement Provisions:	The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-Business Days. For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index— Market Disruption Events” in the accompanying product supplement.
Calculation Agent:	HSBC Securities (USA) Inc.

PS-2

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Estimated Initial Value:	The estimated initial value of the securities is expected to be less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this pricing supplement relates. See “Selected Risk Considerations — The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Pricing Date, Is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”
Material U.S. Tax Consequences:	For a discussion of the U.S. federal income and estate tax consequences of the ownership and disposition of the securities, see “U.S. Federal Income Tax Considerations” herein and “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.
Agent’s Commission and Other Fees:

HSBC Securities (USA) Inc. will receive an underwriting discount of $36.20 per security, which it will pay to the agent, Wells Fargo Securities, as a commission. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession of $30.00 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities may pay $1.20 per security of the commission to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $3.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We expect to hedge our obligations through the agent, one of our or its affiliates and/or another unaffiliated counterparty, which expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the securities. If any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	40447BDT6 / US40447BDT61

PS-3

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Additional Information About HSBC USA Inc. and the Securities

This document relates to the offering of securities identified on the cover page. As a purchaser of a security, you will acquire an investment instrument linked to the Index. Although the offering relates to the Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024, the product supplement No. 2 dated May 8, 2024 and the equity index underlying supplement dated February 21, 2024. If the terms of the securities offered hereby are inconsistent with those described in the accompanying equity index underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the equity index underlying supplement, beginning on page PS-5 of the product supplement, and beginning on page S-1 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including the equity index underlying supplement, product supplement, prospectus and prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the equity index underlying supplement, product supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the equity index underlying supplement, product supplement, prospectus supplement and prospectus if you request them by calling toll-free 1-866-811-8049.

References to “HSBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to HSBC USA Inc. and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the product supplement, the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●	Product supplement dated May 8, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924058672/tm2413644d20_424b2.htm

●	Equity index underlying supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

●	Prospectus supplement dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

●	Prospectus dated February 21, 2024:
https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

PS-4

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

●	seek 125% leveraged exposure to any upside performance of the Index if the ending level is greater than the starting level;
●	desire repayment of the face amount at maturity so long as the ending level is not less than the starting level by more than 30%;
●	are willing to accept the risk that, if the ending level is less than the starting level by more than 30%, they will be fully exposed to the decrease in the level of the Index from the starting level, and will lose more than 30%, and possibly all, of the face amount at maturity;
●	are willing to forgo periodic interest payments on the securities and dividends on securities included in the Index; and
●	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity;
●	are unwilling to accept the risk that the ending level of the Index may decrease by more than 30% from the starting level;
●	seek full return at maturity of the face amount of the securities
●	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the original offering price;
●	seek current income;
●	are unwilling to accept the risk of exposure to the Index;
●	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;
●	are unwilling to accept the credit risk of HSBC; or
●	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and “Risk Factors” in the accompanying underlying supplement, product supplement and prospectus supplement, for risks related to an investment in the securities. For more information about the Index, please see “The Index” below.

PS-5

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Determining Timing and Amount of Payment on the Securities

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PS-6

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” beginning on page PS-5 of the accompanying product supplement, S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Structure Of The Securities

If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 30%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending level of the Index relative to the starting level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending level is less than the threshold level, the maturity payment amount will be less than the face amount and you will have full downside exposure to the decrease in the level of the Index from the starting level. The threshold level is 70% of the starting level. For example, if the Index has declined by 30.1% from the starting level to the ending level, you will not receive any benefit of the contingent downside feature and you will lose 30.1% of the face amount. As a result, you will not receive any protection if the level of the Index declines below the threshold level and you will lose more than 30%, and possibly all, of the face amount at maturity. This is the case even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Even if the ending level is greater than the starting level, the maturity payment amount may only be slightly greater than the face amount, and your return on the securities may be less than the return you would earn if you bought a traditional interest-bearing debt security of HSBC or another issuer with a similar credit rating with the same stated maturity date.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, if the securities were classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you would be required to accrue interest income over the term of your securities. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Material U.S. Federal Income Tax Consequences” in the underlying supplement.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that day. If such a postponement occurs, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the calculation day, as postponed.

Risk Relating To The Credit Risk Of HSBC

The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Initial Value Of The Securities, Which Was Determined By Us On The Pricing Date, Is Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.

The estimated initial value of the securities was calculated by us on the pricing date and is less than the original offering price. The estimated initial value reflects our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our

PS-7

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.

The original offering price takes into account certain costs. These costs include the underwriting discount, our hedge counterparty’s projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Index and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.

Assuming that all relevant factors remain constant after the issue date, the price at which HSBC Securities (USA) Inc. or the agent may initially buy or sell the securities in the secondary market, if any, and the value used for customer account statements, if any, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 5 months after the issue date. This temporary price difference may exist because, in its discretion, HSBC Securities (USA) Inc. or the agent may elect to effectively reimburse to investors a portion of the estimated hedging cost and other costs in connection with the securities that will no longer be incurred over the term of the securities. This discretionary election will be made, and the temporary reimbursement period will be determined, on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of the estimated costs which may be effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and such reimbursement may be discontinued at any time, or the duration of the reimbursement period may be shortened after the issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity will be affected by the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: performance of the Index; volatility of the Index; economic and other conditions generally; interest rates; dividend yields on securities included in the Index; our credit ratings or credit spreads; time remaining to maturity; and currency exchange rates. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity.

PS-8

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Risks Relating to the Index

The Maturity Payment AmountWill Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●	Investing In The Securities Is Not The Same As Investing In The Index. Investing in the securities is not equivalent to investing in the Index. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

●	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

●	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

●	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

●	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

The equity securities composing the Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

There Are Risks Associated With Emerging Markets.

The securities composing the Index have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

The Value Of The Index Is Subject To Currency Exchange Risk With Respect To The U.S. Dollar And The Non-U.S. Currencies Represented In The Index.

Because the securities included in the Index are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the value of the Index, the value of the Index will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the Index will be adversely affected and any payments on the Securities determined based in part on the Index may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

●	existing and expected rates of inflation;

PS-9

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

●	existing and expected interest rate levels;

●	the balance of payments between the countries represented in the Index and the United States; and

●	the extent of governmental surpluses or deficits in the countries represented in the Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Index, the United States and other countries important to international trade and finance.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

●	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. HSBC Securities (USA) Inc., which is our affiliate, will be the calculation agent for the securities. As calculation agent, HSBC Securities (USA) Inc.will determine any values of the Index and make any other determinations necessary to calculate any payments on the securities. In making these determinations, HSBC Securities (USA) Inc. may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events,”—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that HSBC Securities (USA) Inc. is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and HSBC Securities (USA) Inc.’s determinations as calculation agent may adversely affect your return on the securities.

●	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index.

●	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index.

●	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

●	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index.

●	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you.

●	An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

For a discussion of the U.S. federal income and estate tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-10

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting level or threshold level. The hypothetical starting level of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting level. The actual starting level and threshold level are set forth under “Terms of the Securities” above. For historical data regarding the actual closing levels of the Index, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside participation rate:	125.00%
Hypothetical starting level:	100.00
Hypothetical threshold level:	70.00 (70% of the hypothetical starting level)

Hypothetical Payout Profile

PS-11

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Hypothetical Returns

Hypothetical ending level	Hypothetical index return	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(1)
200.00	100.00%	$2,250.00	125.00%
180.00	80.00%	$2,000.00	100.00%
160.00	60.00%	$1,750.00	75.00%
140.00	40.00%	$1,500.00	50.00%
120.00	20.00%	$1,250.00	25.00%
110.00	10.00%	$1,125.00	12.50%
105.00	5.00%	$1,062.50	6.25%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.00	-31.00%	$690.00	-31.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

PS-12

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Hypothetical Examples

Example 1. The maturity payment amount is greater than the face amount:

MXEF
Hypothetical starting level:	100.00
Hypothetical ending level:	150.00
Hypothetical threshold level:	70.00
Hypothetical index return:	50.00%

Because the hypothetical ending level is greater than the hypothetical starting level, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to:

$1,000 × index return × upside participation rate

$1,000 × 50.00% × 125.00%

= $625.00

On the stated maturity date, you would receive $1,625.00 per security.

Example 2. The maturity payment amount is equal to the face amount:

MXEF
Hypothetical starting level:	100.00
Hypothetical ending level:	90.00
Hypothetical threshold level:	70.00
Hypothetical index return:	-10.00%

Because the hypothetical ending level is less than the hypothetical starting level, but not by more than 30%, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

Example 3. The maturity payment amount is less than the face amount:

MXEF
Hypothetical starting level:	100.00
Hypothetical ending level:	50.00
Hypothetical threshold level:	70.00
Hypothetical index return:	-50.00%

Because the hypothetical ending level is less than the hypothetical starting level by more than 30%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to:

$1,000 + ($1,000 × index return)

$1,000 + ($1,000 × -50.00% )

= $500.00

On the stated maturity date, you would receive $500.00 per security.

PS-13

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

The Index

The MSCI Emerging Markets Index (“MXEF”) is a free float-adjusted market capitalization index intended to measure equity market performance in select emerging market countries based on large and mid-capitalization stocks. The MXEF aims to cover approximately 85% of the free float-adjusted market capitalization in each selected country. The MXEF is calculated daily in U.S. dollars.

For more information about the MXEF, see “The MSCI Emerging Markets Index” beginning on page S-23 of the accompanying underlying supplement.

Historical Data

We obtained the closing levels of the MXEF in the graph below from Bloomberg Finance L.P. (“Bloomberg”) without independent verification. The historical performance of the MXEF should not be taken as an indication of future performance, and no assurances can be given as to the closing level of the MXEF on the calculation day. We cannot give you assurance that the performance of the MXEF will result in the return of any of your investment.

The following graph sets forth daily closing levels of the MXEF for the period from January 1, 2019 to September 6, 2024. The closing level of the MXEF on September 6, 2024 was 1,074.89.

Historical Performance of the Index

Source: Bloomberg

PS-14

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

U.S. Federal Income Tax Considerations

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income and estate tax consequences of the purchase, beneficial ownership, and disposition of the securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Index. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Index. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided you have held the security for more than one year at such time for U.S. federal income tax purposes. If the securities are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.

We will not attempt to ascertain whether any of the entities whose stock is included in the Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Index is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. A determination that the securities are not subject to Section 871(m) is not binding on the Internal Revenue Service, and the Internal Revenue Service may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. It is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Index or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Index or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

PS-15

Market Linked Securities—Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the MSCI Emerging Markets Index due September 11, 2029

Validity of the Securities

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated February 21, 2024, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 21, 2024, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated February 21, 2024.

PS-16